Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Denis McGlynn - President
Dover, Delaware, July 31, 2020	(302) 883-6540

DOVER MOTORSPORTS, INC. ANNOUNCES APPOINTMENT

OF RADCLIFFE HASTINGS AND MICHAEL TATOIAN

TO ITS BOARD OF DIRECTORS

Dover Motorsports, Inc. (NYSE Symbol: DVD) announced that the Board of Directors of the Company, at its regularly scheduled quarterly meeting, appointed Radcliffe Hastings and Michael Tatoian, as Directors of the Company.

Dover Motorsports, Inc. Chairman, Henry B. Tippie stated, “We are pleased to add these two highly qualified individuals to our Board of Directors, Rad Hastings has a broad background in banking and finance and investments across a variety of industries.

“Mike Tatoian came to our company 13 years ago as Executive Vice President and Chief Operating Officer. His knowledge and experience, energy and top notch executive skills make him an excellent addition to the Board.”

Mr. Hastings will serve as a Class II Director with a term expiring in 2022.

Mr. Tatoian will serve as a Class III Director with a term expiring in 2023.

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Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.